LINGO MEDIA INC.

151 Bloor Street West - Suite 890

Toronto, Ontario M5S 1S4

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “meeting”) of shareholders of Lingo Media Inc. (the "Company") will be held at Donalda Club, Board Room, 12 Bushbury Drive, Toronto, Ontario, on Wednesday the 30th day of June, 2004, at the hour of 9:00 o'clock in the forenoon (Toronto time) for the purpose of:

(a)

electing directors;

(b)

appointing auditors and authorizing the directors to fix their remuneration;

(c)

receiving the Company's audited, consolidated financial statements for the year ended December 31, 2003, and the report of the auditors thereon (collectively; the “Audited Financial Statements”);

(d)

considering and, if thought fit, approving (subject to such amendments or variations as may be approved at the meeting) the resolution set forth in the Management Information Circular (the “Circular”) accompanying this notice of meeting and incorporated herein by reference, approving an amendment to the Amended and Restated 2000 Stock Option Plan of the Company to fix the maximum number of shares subject to the plan to the number which is 20% of the issued and outstanding common shares of the Company as at the date such resolution is adopted;

(e)

considering and, if thought fit, approving (subject to such amendments or variations as may be approved at the meeting) the resolution set forth in the Circular, approving future private placements of up to 50% of the issued and outstanding common shares of the Company, at any time during the 12 months following approval of the resolution; and

(f)

to transact such further and other business as may properly come before the meeting or any adjournment thereof.

This notice is accompanied by a form of proxy, the Circular, the Audited Financial Statements and Management’s Discussion Analysis on the Audited Financial Statements contained in the Annual Report of the Company for the year ended December 31, 2003.

A shareholder wishing to be represented by proxy at the meeting or any adjournment thereof must deposit his or her duly executed form of proxy with the Company's transfer agent and registrar, ComputerShare Investor Services Inc., 100 University Avenue, Toronto, Ontario M5J 2Y1, Attention:  Proxy Department, on or before the close of business on the second business day preceding the day of the meeting or any adjournment thereof at which the proxy is to be used, or deliver it to the Chairman of the meeting on the day of the meeting or any adjournment thereof prior to the time of voting.

Shareholders who are unable to attend the meeting in person, are requested to date, complete, sign and return the enclosed from of proxy so that as large a representation as possible may be had at the meeting.

If you are a non-registered shareholder and have received this notice and Circular from your broker or another intermediary, please complete and return the proxy or other authorization form provided to you by your broker or other intermediary in accordance with the instructions provided to you.

DATED this 14th day of May, 2004.

BY ORDER OF THE BOARD

(signed) Michael P. Kraft

Michael P. Kraft, President and Chief Executive Officer